Exhibit 23.4

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-201179 of Reverse Mortgage Investment Trust Inc. on Form S-11 of our report dated April 25, 2014 related to the financial statements of Reverse Mortgage Funding LLC as of December 31, 2013 and 2012, for the year ended December 31, 2013, and for the period from July 25, 2012 (Date of Inception) to December 31, 2012 appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

New York, New York

January 21, 2015